UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2016

KBS STRATEGIC OPPORTUNITY REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-54382	26-3842535
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
On December 13, 2011, KBS Strategic Opportunity REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary, entered into an agreement to form a joint venture (the “Joint Venture”) with Crescent Bay Land Fund 2 LLC (“Crescent Bay”), Benchmark Park Highland Holdings LLC (“Benchmark”) and Michael Kremerman, and on December 30, 2011, the Joint Venture completed the acquisition of 1,375 acres of undeveloped land in North Las Vegas, Nevada  (“Park Highlands”).  The purchase price for Park Highlands was $21.0 million, of which the Company’s portion was $10.5 million, exclusive of closing costs.
At acquisition, the Company owned a 50.1% equity interest in the Joint Venture.  On March 18, 2016, the Company increased its membership interest from 50.1% to 51.58% by acquiring Crescent Bay’s membership interest in the Joint Venture.  On June 6, 2016, the Company acquired Benchmark’s 46.04% membership interest in the Joint Venture for a contractual purchase price of $34.5 million.  Upon the acquisition of Benchmark’s interest, the Company increased its equity interest in the Joint Venture to 97.62%.
The appraised value of Park Highlands determined by a third party appraiser in connection with the Company’s estimated value per share approved by the board of directors on December 8, 2015 was $136.8 million.  The Company notes that the acquisition of Benchmark’s interest in the Joint Venture is not deemed to be an arms-length transaction and the price paid may not be an indication of the current market value of Park Highlands.
It is important to note that, while the Company believes that the third party property appraiser’s assumptions and inputs were reasonable in determining the appraised value of Park Highlands, a change in these assumptions and inputs would significantly impact the calculation of the appraised value.  The appraisal of Park Highlands was based on numerous estimates, judgments and assumptions that significantly affect the appraised value. Different assumptions may materially change the appraised value of Park Highlands and the $136.8 million appraised value may not reflect the amount of proceeds the Joint Venture would receive upon the sale of Park Highlands.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT, INC.

Dated: June 6, 2016	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer, Treasurer and Secretary